UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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BNCCORP, Inc.
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BNCCORP, INC.
322 East Main Avenue
Bismarck, North Dakota 58501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 20, 2007

The annual meeting of stockholders of BNCCORP, Inc. (“BNC”) will be held at 10:00 a.m. (Central Daylight Time) on Wednesday, June 20, 2007, at the Radisson Hotel Bismarck, 605 East Broadway, Bismarck, North Dakota. At the meeting, stockholders will be asked to:

1.	Elect three directors;

2.	Ratify the appointment of KPMG LLP as BNC’s independent registered public accounting firm for 2007; and

3.	Consider any other business that may properly come before the meeting.

The Board of Directors has set the close of business on Wednesday, April 25, 2007 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting or any adjournments.

You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, date and sign the enclosed proxy or voting instruction card and return it promptly in the enclosed addressed, postage-paid envelope.

By Order of the Board of Directors

/s/ Annette Eckroth
Annette Eckroth
Secretary
Bismarck, North Dakota
May 15, 2007

BNCCORP, INC.
322 EAST MAIN AVENUE
BISMARCK, NORTH DAKOTA 58501

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

____________________

This Proxy Statement is furnished to holders of common stock (“Common Stock”) of BNCCORP, Inc. (“BNC” or the “Company”), in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies for use at the annual meeting of stockholders of BNC to be held on June 20, 2007 (the “Annual Meeting”). Only stockholders of record of Common Stock at the close of business on April 25, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. On the Record Date, there were 3,600,567 shares of Common Stock issued and outstanding. This Proxy Statement and BNC’s 2006 Annual Report are being mailed to each stockholder of record on the Record Date commencing on or about May 15, 2007.

The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Stockholders are urged to sign the accompanying form of proxy or voting instruction card and return it in the envelope provided for that purpose. All shares of Common Stock will be voted in accordance with each stockholder’s directions. If no directions are given, shares will be voted for the election of the nominees for directors and for the approval of the independent registered public accounting firm (the “independent auditors”). Granting the enclosed proxy does not affect the right to vote in person at the Annual Meeting and may be revoked at any time before it is voted. Stockholders who plan to attend the meeting in person must bring proper identification and proof of ownership of their shares. Stockholders who own shares in street name must bring a letter from their broker stating that they owned Common Stock on the Record Date or an account statement showing that they owned Common Stock on the Record Date.

The holders of a majority of the shares of Common Stock issued and outstanding, present in person or represented by proxy will constitute a quorum at the Annual Meeting. If a quorum is present, directors will be elected by a plurality vote and the ratification of the appointment of the independent auditors will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting.

Abstentions will be treated as present for purposes of determining a quorum. If brokers do not receive voting instructions from beneficial owners as to the granting or withholding of proxies (a “broker non-vote”), then shares not voted will be counted as present but not cast with respect to such proposal. Accordingly, abstentions and broker non-votes will have no effect on the election of directors, but will have the effect of a vote against the ratification of the appointment of the independent auditors.

PROPOSAL 1: ELECTION OF DIRECTORS
General

At the Annual Meeting, three directors are to be elected to serve a three-year term, each to hold office until his successor is elected and qualified. The Board consists of three classes, each having a three-year term of office, with one class being elected each year. The size of our Board has been fixed at nine directors.  There are currently two director vacancies following the resignation of Dr. Denise Forte-Pathroff in January 2007 and E. Thomas Welch as a director, in March 2007. Unless you specify otherwise in your proxy card, your shares will be voted by the proxy holder FOR the election of Messrs. Cleveland, Roman and Scott as members of the class to serve until the 2010 annual meeting of stockholders. If any of the nominees to be elected at the Annual Meeting should become unavailable for any reason, the Board may reduce the size of the Board or votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The nominees have advised us that they will serve on the Board if elected.

Information about Nominees

The Nominating and Corporate Governance Committee recommends and the Board of Directors nominates the following three individuals for election as directors at the Annual Meeting:

Name and Age		Director Biography	Board Committee Memberships
NOMINEES:
Cleveland, Gregory K.	59

Mr. Cleveland, a Certified Public Accountant, has served as an executive officer and director of BNC since he and Tracy Scott founded BNC in 1987. He has served as President of BNC since March 1995 and as Chief Executive Officer since November 2000. He served as Chief Financial Officer of BNC from February 1994 to January 1998 and as Chief Operating Officer from January 1998 to November 2000.

			Member of Executive Committee
Roman, Stephen H.	53
Mr. Roman has been a director since October 2006. Mr. Roman is a founding partner of Hamilton, Gullett, Davis & Roman LLC, a Phoenix-based firm established in 2002, specializing in integrated communications, public affairs and strategic services. Mr. Roman currently serves as a member of the State of Arizona’s Commerce and Economic Development Commission, on the Board of Directors of the Greater Phoenix Convention & Visitors Bureau, and on the Board of Trustees of the Heard Museum of Phoenix.

			Member of Compensation Committee and Nominating and Corporate Governance Committee
Scott, Tracy J.	59	Mr. Scott, a Certified Public Accountant, has served as Chairman of the Board and a director of BNC since 1987. Mr. Scott served as Chief Executive Officer of BNC until November 2000.	Member of Executive Committee

Recommendation of the Board of Directors

The Nominating and Corporate Governance Committee and the Board of Directors recommend that you vote FOR each of the nominees listed above.

Directors Continuing in office after Annual Meeting
Name and Age		Director Biography	Board Committee Memberships
Ghylin, Gaylen	59
Mr. Ghylin, a Certified Public Accountant, has been a director since June 2003 and has served as Executive Vice President, Secretary and Chief Financial Officer of Tiller Corporation d/b/a Barton Sand & Gravel Co., Commercial Asphalt Co. and Barton Enterprises, Inc., since 1979, and as a director of the Tiller Corporation since 1980. Mr. Ghylin also serves on the Board of Directors of National Asphalt Pavement Association and Friendship Ventures. Mr. Ghylin’s term on the Board will expire in 2009.

			Member of Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee*

Name and Age	Director Biography	Board Committee Memberships
Johnsen, Richard M. Jr.	62

Mr. Johnsen, who has been a director since June 1995, has served since 1979 as Chairman of the Board and Chief Executive Officer of Johnsen Trailer Sales, Inc., which sells and services semi-trailers in Bismarck and Fargo, North Dakota. Since 1990, Mr. Johnsen has also been a partner in Johnsen Real Estate Partnership, which owns and operates rental property in Bismarck and Fargo, North Dakota. Mr. Johnsen also serves on the Noridian Mutual Insurance Company’s Board of Directors. Mr. Johnsen’s term on BNC’s Board of Directors will expire in 2008.

		Member of Compensation Committee* and Audit Committee
Sheffert, Mark W.	59
Mr. Sheffert has been a director since August 2004 and Lead Director since October 2006. Mr. Sheffert is founder, Chairman and Chief Executive Officer of Manchester Companies, Inc., a private investment banking and management advisory firm. He is a nationally recognized business advisor in financial, strategic and leadership issues. Prior to founding Manchester, Mr. Sheffert was President of First Bank System, a $28 billion bank holding company (now, US Bank). He also was the past Chairman and CEO of First Trust, one of the nation’s leading trust companies. Mr. Sheffert also serves as a director of Health Fitness Corporation and Mesaba Airlines. Mr. Sheffert’s term on the Board will expire in 2009.

		Member of Executive Committee and Lead Director
Woodcox, Jerry R.	64
Mr. Woodcox, who has been a director since June 1995, has served since 1970 as President of Arrowhead Cleaners and Laundry, Inc., a laundry and dry cleaning services business operating in Bismarck, North Dakota. Mr. Woodcox has also served as a Burleigh County (North Dakota) Commissioner since his election to the Commission in February 2001. Mr. Woodcox’s term on the Board will expire in 2008.

		Member of Nominating and Corporate Governance Committee* and Audit Committee
*Chairman of the committee

Board of Directors Meetings

There were ten Board meetings in 2006. The Board has established four standing committees, the Executive Committee, Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, each of which is briefly described below. During 2006, the Nominating and Corporate Governance Committee met four times, the Audit Committee met eight times, the Compensation Committee met ten times, and the Executive Committee met once. All directors who served the entire year attended at least 75 percent of the meetings of the Board and Board committees on which they served in 2006. However, Mr. Roman was only able to attend two of the three meetings held after his election to the Board in October 2006.

Independent Directors. The Board has determined that Messrs. Ghylin, Johnsen, Roman, and Woodcox are independent directors within the meaning of the NASDAQ listing standards. Under the NASDAQ listing standards, our Board is not able to consider our fifth non-management director, Mark Sheffert, “independent” because of the amount of consulting work Manchester Companies, Inc. did for the Company in 2006. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meet the independence standards established by the NASDAQ and the Securities and Exchange Commission (“SEC”).

Executive Sessions. In accordance with the NASDAQ corporate governance rules, the independent directors meet in “executive sessions” at which only independent directors are present. The independent directors hold such executive sessions as needed and generally in conjunction with regularly scheduled board meetings.

Executive Committee. The members of the Executive Committee are Tracy J. Scott, Gregory K. Cleveland and Mark W. Sheffert. The Executive Committee is authorized to exercise all powers of the Board to the extent permitted by Delaware law. All actions taken by the Executive Committee are submitted for ratification by the full Board.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Ghylin, Roman, and Woodcox. The Nominating and Corporate Governance Committee met four times during 2006. The Committee (i) identifies individuals qualified to become directors and recommends director nominees to the Board for the next annual meeting of stockholders, (ii) recruits, screens, interviews and selects candidates for Board membership, as necessary, to fill vacancies or to meet the needs of the Board, and (iii) provides assistance to the Board in determining the composition of the Board and Board committees.

The Nominating and Corporate Governance Committee has adopted a written charter and reviews and reassesses the adequacy of its charter on an annual basis. A copy of the Nominating and Corporate Governance Committee’s charter is available on BNC’s website at www.bnccorp.com.

Audit Committee. The members of the Audit Committee are Messrs. Ghylin, Johnsen and Woodcox. The Board has determined that the Audit Committee’s three members each satisfy the applicable independence, experience and financial literacy requirements of the NASDAQ and all other applicable legal requirements. The Audit Committee is responsible for assisting the Board in its oversight of (i) the Company’s accounting and financial reporting processes, (ii) the integrity of the Company’s financial statements, (iii) the performance of the Company’s internal audit department and the internal audit process, (iv) the independence and performance of the Company’s independent auditors and the independent audit process and (v) compliance by the Company with legal and regulatory requirements. The Board has determined that Mr. Ghylin qualifies as the Company’s “audit committee financial expert.”

The Audit Committee has adopted a written charter and reviews and reassesses the adequacy of its charter on an annual basis. A copy of the Audit Committee’s charter is available on BNC’s website at www.bnccorp.com.

Compensation Committee. The Members of the Compensation Committee of the Board are Messrs. Ghylin, Johnsen and Roman. These members satisfy the applicable NASDAQ independence requirements and all other applicable legal requirements. The Compensation Committee has the sole authority to (i) approve and evaluate all contracts under which base salaries, annual incentive bonuses, long term incentives and/or perquisites (whether paid in cash or equity) are paid or awarded to the Company’s executive officers, (ii) grant options and make awards to executive officers under the Company’s stock compensation plans and (iii) produce the annual report on executive compensation included in this proxy statement. The Compensation Committee has the power to retain independent legal counsel, consulting firms and other advisors and has the sole authority to retain and terminate such advisors. The Company provides appropriate funding for such advisors. The Compensation Committee has adopted a written charter and reviews and reassesses the adequacy of its charter on an annual basis. A copy of the Compensation Committee’s charter is available on BNC’s website at www.bnccorp.com.

Director Compensation

In 2006, non-management directors received the following cash compensation (directors who are employed by the Company receive no compensation for serving on the Board or any Board committees). The non-management directors did not receive any stock or option awards or any other compensation.

Director Compensation
Name	Fees Earned or Paid in Cash ($)
Mark W. Sheffert	26,100
Gaylen Ghylin	24,600
Richard Johnsen	22,600
Denise Forte-Pathroff (1)	22,100
Jerry Woodcox	21,100
John Hipp (2)	5,700
Stephen Roman (3)	2,200

(1)	Dr. Forte-Pathroff resigned from the Board in January 2007.
(2)	Dr. Hipp resigned from the Board in April 2006.
(3)	Mr. Roman was elected to the Board in October 2006.

Each non-management director receives a director’s fee of $12,000 per year and an additional $500 for each committee meeting attended. The lead director receives an additional cash retainer of $6,000 per year. Additionally, each non-employee director receives attendance fees of $500 for each quarterly Board meeting, $100 for each monthly or special Board meeting, and $500 for attending the annual meeting. In 2006, non-employee directors who attended the Company’s strategic planning meeting were paid an attendance fee of $1,000. Directors are reimbursed for reasonable expenses incurred in serving as directors.

Although no grants have been made, all non-management directors are eligible to receive stock compensation under the BNCCORP, Inc. 2006 Stock Incentive Plan.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a code of ethics and business conduct that applies to each of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Company’s code of ethics and business conduct is available on the Company’s website at www.bnccorp.com. Amendments to the code of ethics and business conduct and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC rules will also be disclosed on BNC’s website.

Stockholder Communications with Directors and Annual Meeting Attendance of Directors

Stockholders may communicate with the Board of Directors or any individual director by sending a letter to Annette Eckroth, Secretary, BNCCORP, Inc., 322 East Main Avenue, Bismarck, ND 58501. Ms. Eckroth will forward the stockholder’s communication directly to the appropriate director or directors.

Presently, the Company does not have a specific policy regarding director attendance at annual meetings, although all directors are encouraged to attend such meetings. All of the Company’s directors attended the 2006 annual meeting of stockholders.

Procedures Regarding Director Candidates Recommended by Stockholders

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in accordance with the procedures described in BNC’s Bylaws. A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Annette Eckroth, Secretary, BNCCORP, Inc., that sets forth (i) the name, age, business address and residential address of each person proposed for nomination, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of BNC of which such person is the beneficial owner and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement, had such nominee been nominated by the Board. Stockholder recommendations will be considered only if received not more than 150 days and not less than 120 days in advance of the first anniversary of the date on which the Company’s proxy statement for the preceding year’s meeting was mailed to stockholders (on or after December 17, 2007 but no later than January 16, 2008 with respect to recommendations for nominees to be considered at the 2008 annual meeting of stockholders).

The Nominating and Corporate Governance Committee believes that nominees to the BNC Board must meet the following minimum qualifications: The nominee must have achieved significant success in business or have extensive financial expertise, must be committed to representing the long-term interests of the Company’s stockholders, and must have high ethical and moral standards and integrity. In general, the Nominating and Corporate Governance Committee will not consider any person for nomination to the Board if it is aware that such person has been convicted of a felony or has violated any state or federal banking, bank holding company, securities or insurance laws, rules or regulations.

The Nominating and Corporate Governance Committee identifies potential nominees for director, other than potential nominees who are current directors standing for reelection, through business and other contacts. We did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director at the 2007 Annual Meeting. However, in the future, the Nominating and Corporate Governance Committee may choose to retain a professional search firm to identify potential nominees for director. In addition, the Nominating and Corporate Governance Committee will consider potential nominees who are recommended by stockholders. The Nominating and Corporate Governance Committee evaluates a potential nominee by considering whether the potential nominee meets the minimum qualifications described above, as well as by considering the following factors:

•
whether the potential nominee has experience and expertise that is relevant to the Company’s business, including any specialized business experience, technical expertise, or other specialized skills, and whether he or she has knowledge regarding issues affecting the Company;

•
whether the potential nominee is independent under Nasdaq listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest with the Company’s best interests and the best interests of the Company’s stockholders, and whether he or she is willing and able to represent the interests of all of the Company’s stockholders; and

•	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to Board activities and to enhance his or her understanding of the Company’s business.

In addition, with respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Nominating and Corporate Governance Committee reviews and considers the incumbent director’s service to BNC during his or her term, including the number of meetings attended, level of participation and overall contribution to BNC. The manner in which the Nominating and Corporate Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder of BNC. Each of the nominees for director at the 2007 Annual Meeting is a current director standing for re-election. The Nominating and Corporate Governance Committee did not receive, by January 12, 2007, any recommended nominee from a stockholder who beneficially owns more than 5 percent of BNC’s stock or from a group of stockholders who beneficially own, in the aggregate, more than 5 percent of BNC’s stock.

PROPOSAL 2: PROPOSAL TO APPROVE AND RATIFY THE INDEPENDENT AUDITOR

Upon the recommendation of the Audit Committee, the Board has, subject to ratification by the stockholders, approved KPMG LLP to act as the independent auditor for BNC for the fiscal year ending December 31, 2007. The firm has audited the financial statements of BNC for the past five fiscal years. The firm will have representatives at the Annual Meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board unanimously recommends a vote FOR ratification of the appointment of KPMG LLP.

Audit Committee’s Report on Audit Matters

Audit Services. The Audit Committee recommended and the full Board approved, subject to ratification by stockholders, the engagement of KPMG LLP (“KPMG”) as the Company’s independent auditor for 2007.

Audited Financial Statements. The Audit Committee has reviewed and discussed the audited financial statements of the Company for 2006 with the Company’s management and with KPMG.

Required Matters. The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Independence Disclosure. The Audit Committee has received the written disclosures and the letter from KPMG as required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with its independence.

Audit Committee Recommendation. Based upon its review and discussion of the audited financial statements of the Company for 2006 with management, discussion of required matters with KPMG, and receipt of written independence compliance from KPMG, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2006 fiscal year.

THE AUDIT COMMITTEE

Gaylen Ghylin
Richard M. Johnsen, Jr.
Jerry R. Woodcox

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees and costs paid or accrued by the Company for the audit services provided by KPMG during each of the fiscal years represented:

	2006		2005
Audit Fees	$ 147,000	(a)	$ 140,000	(a)
Audit-Related Fees	22,700	(b)	29,400	(c)
Tax	--		--
All Other Fees	2,900	(d)	30,000	(d)

Total	$ 172,600	(e)	$ 199,300	(e)

(a)
Reflects fees for service rendered for the audit of BNC’s annual financial statements for the fiscal year indicated and reviews of the financial statements contained in BNC’s quarterly reports on Form 10-Q for that fiscal year.

(b)
Reflects fees for assurance and related services that are reasonably related to the performance of the audit of the BNCCORP, Inc. 401(k) Savings Plan ($8,500) and the BNC Global Balanced Collective Investment Fund ($14,200).

(c)
Reflects fees for assurance and related services that are reasonably related to the performance of the audit of the BNCCORP, Inc. 401(k) Savings Plan ($8,000) and the BNC Global Balanced Collective Investment Fund ($13,500) and the audit of internal controls in accordance with FIDICIA ($7,800).

(d)	Reflects fees for review of S-8 in conjunction with the BNCCORP Inc. Stock Incentive Plan in 2006 and services related to an offering document in 2005.

(e)	In addition, KPMG was reimbursed for out-of-pocket expenses aggregating $42,763 in association with audit services performed in 2006 and $22,317 in 2005.

Audit Committee Pre-approval of Audit and Non-Audit Services

The services performed by the independent auditor in 2006 were pre-approved by the Audit Committee. The Audit Committee has established, and the Board has ratified, a policy to pre-approve all audit and non-audit services provided by our independent auditor. Under the policy, each year, the Audit Committee approves the engagement of the Company’s independent auditor, the terms of the engagement and the proposed fees. The policy also lists specific audit, audit-related, tax and permissible non-audit services that may be provided by the independent auditor without the specific pre-approval of the Audit Committee, provided that the total cost of the engagement of the auditor to perform the listed services does not exceed certain specified amounts. All requests or applications for services to be provided by the independent auditor are first submitted to the Company’s Chief Financial Officer, who determines whether the services: (1) have been previously pre-approved in connection with the independent auditor’s annual engagement letter, (2) are included within the list of services that have received the general pre-approval of the Audit Committee or (3) require specific Audit Committee pre-approval.

All audit, audit-related, tax and permissible non-audit services which are not listed as being “pre-approved” in the policy or which have not been previously approved in connection with the independent auditor’s annual engagement letter for the applicable year, must be specifically pre-approved by the Audit Committee. The Audit Committee has delegated specific pre-approval authority to its Chairman, provided that the estimated fees for any such proposed pre-approval service does not exceed $25,000. The Chairman must report any pre-approval decisions made by him to the full Committee at its next scheduled meeting.

EXECUTIVE OFFICERS

The following information is supplied for executive officers of the Company who do not serve on BNCCORP’s Board of Directors.

Name and Age		Executive Officer Biography
Cleveland Goll, Shawn	38

Ms. Cleveland Goll, a Certified Public Accountant and a Certified Regulatory Compliance Manager, has served as Chief Operating Officer of BNC National Bank since September 1999 and as Compliance Officer since July 1995. She is the daughter of Gregory K. Cleveland. Ms. Cleveland Goll serves on BNC National Bank’s Board of Directors.

Franz, Timothy J.	49
Mr. Franz, a Certified Public Accountant, has served as Chief Financial Officer since March 29, 2006. From 1997 to June 2003, Mr. Franz was a partner at KPMG LLP. In 2003 and 2004, Mr. Franz was an independent consultant. In 2004 and 2005, Mr. Franz served as president of Eagle Crest Capital Bank. From November 2005 to February 2006, Mr. Franz was an independent consultant. Mr. Franz joined BNC in February 2006 and was elected to the BNC National Bank Board of Directors in April 2006.

Hoekstra, Dave	35
Mr. Hoekstra, a Certified Public Accountant, has served as Chief Credit Officer of BNC National Bank since April 2004 and as Vice President-Loan Review/Internal Audit from April 2000 to April 2004. Mr. Hoekstra has served on BNC National Bank’s Board of Directors since January 2006. He is also a director of Bismarck Law Enforcement Chaplaincy and Immanuel Christian School.

Milne, Richard W., Jr.	52
Mr. Milne has served as President and Chief Executive Officer of BNC Insurance Services, Inc. since July 2004 and as Chairman for the previous five years. Mr. Milne served on BNC National Bank’s Board of Directors from July 2004 to March 2007.

Peiler, Mark E.	36
Mr. Peiler, Senior Vice President - Chief Investment Officer, has served as Investment Officer for BNC since May 1998. Mr. Peiler holds the Chartered Financial Analyst designation. He has served on BNC National Bank’s Board of Directors since January 2006.

Name and Age	Executive Officer Biography
Renk, Jerry D.	58
Mr. Renk joined BNC in February 2004 as President of BNC National Bank’s North Dakota market. Mr. Renk has over 30 years of experience in the banking industry. Prior to joining BNC, he served as Director of Banking Industry Relations for RSM McGladrey, Inc. from April 1999 to January 2004. Mr. Renk was President and Chief Executive Officer of Bank West in St. Francis, Kansas, from May 1987 through March 1999. Mr. Renk serves on BNC National Bank’s Board of Directors.

Roman, Jess	57
Mr. Roman joined BNC in November 2003 as President of BNC National Bank’s Arizona market. Mr. Roman has been in the banking industry since 1990 during which time he has held business development positions with Heritage Bank (February 1995 through May 2002), Desert Hills Bank (January 2000 through May 2002) and First Community Financial (June 2002 through November 2003). Mr. Roman serves on BNC National Bank’s Board of Directors.

Welch, E. Thomas	68
Mr. Welch is President of BNC National Bank’s Minnesota market. He also serves on BNC National Bank’s Board of Directors. Prior to joining BNC, Mr. Welch was a Managing Director of U.S. Trust Company from 2001 to April 2005, and President and a Director of Resource Trust Company prior to its acquisition by U.S. Trust Company in 2001. He is also a director of ENTRX Corporation.

COMPENSATION DISCUSSION AND ANALYSIS
Overview

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

•	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

•	to align executives’ interests with the creation and maintenance of long-term stockholder value.

The committee seeks to achieve these goals with a compensation program that provides a competitive base salary, short-term cash incentives and intermediate and long-term equity awards.

The committee’s philosophy is that base salaries are a significant retention element of compensation. Our base salaries should be competitive with those of similar financial institutions and provide compensation for short-term retention purposes.

The committee also believes cash incentives and equity awards are a significant element of compensation. Cash incentives are compensation that the committee uses to reward executives for shorter term performance. Equity awards are used to reward longer term performance and promote long-term retention of executives. Cash and equity awards are also used to align executive interests with the creation and maintenance of intermediate and long-term stockholder value.

The compensation committee seeks to blend the elements of the compensation program. Base salaries provide competitive compensation for short-term retention purposes. Cash incentive bonuses and the appreciation of equity awards provide incentives to motivate executives to achieve business objectives that will lead to the creation and maintenance of intermediate and long-term stockholder value. Time-based vesting of equity awards provide incentives for long-term executive retention and encourage executives to have a long-term perspective in creating and maintaining stockholder value.

In designing our compensation programs, we consider, as ancillary matters, the accounting treatment in our financial statements and the tax impact on BNC of various potential elements of compensation. We also consider, as ancillary matters, the tax impact, including the timing of taxation, on our executives of various potential elements of compensation. However, we do not consider accounting and tax matters as primary factors in managing our compensation program.

The compensation committee currently consists exclusively of independent non-employee directors. The committee has the authority to retain compensation consultants to assist in the evaluation of executive officer compensation and may delegate any of its responsibilities to subcommittees of independent directors. In 2006, the committee engaged an independent compensation firm to review base salaries of executive officers, incentive compensation programs for executive officers, and compensation for the board of directors.

The committee establishes the annual compensation program for the chairman of the board and the chief executive officer after careful evaluation. The compensation committee assesses and discusses a variety of factors in determining compensation including, but not limited to: performance of the individual, performance of BNC, contributions toward achieving strategic goals, creation and maintenance of stockholder value, compensation of the individual relative to executives in other similar organizations.

For the chairman of the board, the chief executive officer and all other executive officers, base salary is generally established before the beginning of the year. Cash incentives and equity awards are discussed throughout the year. Although we do not have formal stock ownership guidelines, the committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards.

Elements of Compensation

Executive compensation includes the following elements:

Base Salary - The base salary amount is the fixed portion of each executive’s annual compensation. Salary levels are based primarily on the executive’s responsibilities, past performance and the market compensation paid by similar sized financial institutions for similar positions. Base salaries are reviewed annually, and adjusted from time to time to realign salaries. In 2006, the base salaries of the chairman of the board and the chief executive officer were the same as in 2005. In 2007, the base salaries of the chairman of the board and the chief executive officer were increased by $25,000. The base salary of Mr. Franz was increased by $7,500. The base salary of Mr. Welch was increased by $10,000.

Executive Officers Noncommissioned Executive Incentive Plan - This plan is a non-equity, short-term incentive plan for the chairman of the board, the chief executive officer and other executive officers. In 2006 it was based on the achievement of specific financial objectives, which were established near the beginning of each year. The 2006 plan focused on net income, loan growth, deposit growth, net interest margin, asset quality and efficiency. There were no cash incentives paid for 2006.

Executive Officers Discretionary Annual Bonus - The committee is permitted to reward the chairman of the board, the chief executive officer and all other executive officers with discretionary annual bonuses. The committee did not award discretionary annual bonuses for 2006.

Restricted Stock Grants - The issuance of restricted stock is designed to provide an intermediate-term retention incentive for executives and align executives’ interests with the creation and maintenance of long-term stockholder value. Restricted stock grants are intermediate-term retention incentives because they generally vest over a three-year period and require continued employment by the executive during the vesting period.

Restricted stock granted by the compensation committee in 2006 was awarded to one executive officer as an incentive to join the organization and to four other executives who have been employees of the organization for an extended period of time that had not previously been granted restricted stock. Neither the chairman of the board or the chief executive officer of BNC received restricted stock in 2006.

The use of restricted stock grants as an element of fulfilling the equity ownership objective of the overall compensation program has evolved at BNC as accounting requirements for expensing stock options changed and the difference in the financial statement impact between granting awards of restricted stock and granting option awards was reduced.

There are also differences between restricted stock and stock option awards. Restricted stock provides a stronger retention incentive than stock options, which also vest over time, because executives are assured of realizing value as restricted stock vests over time, although that value will vary based on the trading price of the stock at the time of vesting.

With stock options, executives only realize value over time if the price of the stock increases from the option exercise price. Restricted stock grants also may encourage executives to balance the risks of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. If executives receive only stock options as equity incentive awards, they may adopt higher-risk business strategies in an attempt to increase their company’s stock price because the only loss they suffer if the strategies fail and their company’s stock price declines is the loss of the potential for value from the option. When executives hold restricted stock, they share in the loss of value realized if the stock price declines. As a result, the executives may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

Stock Options - The issuance of stock options is designed to reward executives for favorable long-term performance of our stock. Stock options are a long-term incentive as they generally vest over a multiple year period and are exercisable up to ten years from the grant date. Because they are a long-term incentive, stock options encourage the long-term employment of executives which is important to ensure the continuity of our business operations. No stock options have been issued to executive officers in the past two years.

We may continue to use stock options as a long-term incentive for executives in the future. The committee may make option grants at various times based on circumstances, but will not time option grants based on favorable or unfavorable information about our operations or prospects.

Other In-Service Compensation - Executive officers participate on an equal, nondiscriminatory basis with all other employees in our 401(k) plan, medical insurance plan, and flexible benefit plan that provides for medical reimbursement, childcare plan, and other benefits.

We typically provide Messrs. Cleveland, Scott and Milne with use of a company car because this is reasonable and customary and their jobs may require extensive travel. In 2006, Mr. Milne was also provided subsidies for the use of private air transportation as he supervises the insurance operations which are located in several states.

We provide Messrs. Cleveland and Franz with golf club memberships. The committee feels that it is beneficial to BNC for them to be active in the communities where we do business. In 2006, the individual cost of Mr. Franz’s golf membership was under $5,000. The 2006 cost of Mr. Cleveland’s golf membership related to a non-recurring initiation fee of $60,500. This fee is currently refundable. In 2007, BNC will pay fees for Mr. Cleveland’s golf membership of approximately $600 per month.

For several years, Mr. Cleveland has lived and worked in both Minnesota and Arizona in order to be close to our operations in these states. A company leased apartment was made available to him in Minnesota in lieu of hotel facilities. As 2006 progressed it became apparent he would be spending the majority of his time in Arizona. As a result, Mr. Cleveland consolidated his personal belongings in Arizona and the corresponding relocation expenses were reimbursed. The lease on the apartment in Minnesota was discontinued in 2006.

The committee considers all of the benefits granted to executives when determining executive compensation amounts and comparing compensation amounts to other executives at similar companies.

Post-Service Compensation - The committee’s philosophy is that post-service compensation contributes to executive retention. We therefore allow all employees and executives to participate, on a nondiscriminatory basis, in a 401(k) Plan which includes matching provisions. Upon retirement from the Company, all employees, including executive officers, are eligible to withdraw their balance from the 401(k) plan in accordance with the plan.

The committee believes BNC offers disability benefits to all employees that are comparable to disability benefits offered by other employers. The disability benefit offered executive managers is on the same terms as all other employees.

We have change in control agreements with the chairman of the board and the chief executive officer that may provide for post service compensation if their employment is terminated following a change of control. The committee believes the change in control agreements will induce executives to remain with the company in the event of a change of control and facilitate an orderly transition.

Also in the event of a change of control, the unvested shares of restricted stock attributable to executive managers vests. The committee believes these are reasonable and customary terms for grants of restricted stock.

Generally, the beneficiaries of our executive management team are entitled death benefits of up to $75,000 with additional benefits available in event of accidental death. The committee believes these benefits are reasonable and customary compared to the death benefits offered by similar businesses. The death benefits for beneficiaries of Messrs. Cleveland and Scott are $575,000. The committee believes the death benefit provided to the beneficiaries of Messrs. Cleveland and Scott properly recognizes the founders of BNC have served the institution for an extended period and created value for shareholders during their tenure.

BNC has also provided the chairman of the board and chief executive officer with severance benefits. The committee believes the severance benefit provided is reasonable considering they have served BNC for more than 20 years.

Termination Benefits

The following table contains information concerning payments that would have been due the Named Executive Officers in the event of a separation from their position as of December 31, 2006.

Termination Payments
Name	Death	Disability	Company with Cause	Executive with Good Reason or Company without Cause	Change of Control
	($) (1)	($)	($)	($) (2) (4)	($) (3) (4)
Gregory K. Cleveland	575,000	-	-	1,120,000	1,420,000
Tracy Scott	575,000	-	-	990,000	1,260,000
Timothy J. Franz	75,000	-	-	-	64,700
Neil Brozen	75,000	-	-	-	-
Richard W. Milne Jr.	75,000	-	-	-	-
E. Thomas Welch	75,000	-	-	-	48,375

(1)	Represents life insurance benefits; an additional $75,000 benefit is available in event of an accidental death.

(2)
Amount includes three times the sum of the executive’s current salary at 12/31/06 and any cash bonus paid within the preceding 12 months. Messrs. Cleveland and Scott would be also entitled to continue participation in any benefit plans that the executive was entitled to participate in prior to termination, provided that participation is possible under the terms of the plan, for a period of three years after termination. The Company would also make available office space and secretarial assistance for a period of one year.

(3)
In addition to the amounts reflected in note (2), the amount also includes for Messrs. Cleveland and Scott a gross-up payment for any estimated federal excise tax imposed as a result of the payments to the executives.

(4)	For Messrs. Franz and Welch the estimated cost of providing the change of control benefit represents the value of unvested restricted stock at December 31, 2006.

THE COMPENSATION COMMITTEE

Richard M. Johnsen, Jr.
Gaylen Ghylin
Stephen H. Roman

Executive Compensation

The following table summarizes the compensation of individuals who have served as BNC’s principal executive officer or principal financial officer during the last fiscal year as well as the three most highly compensated executive officers (Named Executive Officers) that were serving at the end of the last fiscal year.

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($) (1)	($)	($)	($)	($) (4)	($)
Gregory K. Cleveland President and Chief Executive Officer	2006	275,000	-	-	-	-	-	129,503	404,503
Tracy Scott Chairman of the Board	2006	250,000	-	-	-	-	-	12,146	262,146
Timothy J. Franz Chief Financial Officer (2)	2006	140,672	-	5,950	-	-	-	141	146,763
Neil Brozen Executive Vice President Retirement Services (3)	2006	150,000	-	-	-	86,644	-	21,767	258,411
Richard W. Milne Jr. President and Chief Executive Officer, BNC Insurance Services, Inc.	2006	304,166	-	-	-	-	-	55,388	359,554
E. Thomas Welch President, MN Market	2006	200,000	-	32,614	-	-	-	2,429	235,043

(1)
The value of the restricted stock award is based on the amount recognized in 2006 in compliance with SFAS 123R. On August 31, 2006 Mr. Welch was granted 7,500 restricted shares of Common Stock. Mr. Franz was granted 5,000 restricted shares of Common Stock on August 31, 2006. Mr. Franz’s stock vests in three equal installments on December 31, 2007, December 31, 2008 and December 31, 2009. Mr. Welch’s stock vests as follow: 3,750 shares on December 31, 2006, 3,700 shares on December 31, 2007 and 50 shares on April 12, 2008.

(2)	Mr. Franz became the Chief Financial Officer on March 29, 2006.

(3)
Mr. Brozen served as chief financial officer in early 2006 until he was succeeded by Mr. Franz. In March, Mr. Brozen was named Executive Vice President of Retirement Services and earned a production bonus related to his retirement services responsibilities.

(4)	All Other Compensation consists of the following:

Name	401(k) Match	Employer Paid Life Insurance Premiums	Imputed Value of Split Dollar Life Insurance	Company Car	Club Dues	Parking	Misc.	Total
	($)	($)	($)	($)	($) (ii)	($)	($) (iii)	($)
Gregory K. Cleveland	10,000	189	1,828	4,990	60,500	3,030	48,837	129,374
Tracy Scott (i)	10,000	189	1,828	-	-	-	-	12,017
Timothy J. Franz (i)	-	115	-	-	-	-	-	115
Neil Brozen	10,000	189	-	-	8,209	2,880	420	21,698
Richard W. Milne Jr.	7,500	189	-	11,733	6,031	-	29,866	55,319
E. Thomas Welch (i)	2,240	189	-	-	-	-	-	2,429

(i)	Perquisites and other personal benefits are not included because the aggregate amount of such compensation does not exceed $10,000.

(ii)	Club dues for Mr. Cleveland consist of a non-recurring initiation fee of $60,500. This fee is currently refundable.

(iii)
The misc. amount for Mr. Cleveland includes $32,000 for the cost of a company leased apartment in Minneapolis and $16,837 for moving expenses. The lease was discontinued in the fourth quarter of 2006. The misc. amount for Mr. Milne consists of personal travel expense of $27,462 and commissions earned of $2,404. The misc. amount for Mr. Brozen consists of a cell phone allowance.

Employment Agreements

The Company has entered into employment agreements with Mr. Scott and Mr. Cleveland. BNC Insurance Services, Inc., (the “Agency”) a wholly-owned subsidiary of BNC, has entered into an employment agreement with Richard W. Milne, Jr. Each of these employment agreements provides for a minimum annual salary and an annual incentive bonus as may, from time to time, be fixed by the Board or a committee of the Board of the Company or the Agency, as applicable.

The employment agreements with Messrs. Scott and Cleveland were entered into in May 1995. Mr. Scott’s annual base salary is $275,000 and Mr. Cleveland’s annual base salary is $300,000 for 2007. Each of the employment agreements automatically renews annually for an additional one-year term unless either the Company or the executive terminates the agreement upon 90 days’ notice prior to such automatic renewal. Messrs. Scott and Cleveland are entitled to the benefits and perquisites maintained by the Company for its employees in general or senior executives in particular, on the same basis and subject to the same requirements and limitations as applicable to other senior executives of the Company.

If Mr. Scott’s or Mr. Cleveland’s employment is terminated by death they would receive life insurance payments in the amount of $575,000. If their employment is terminated for reason of disability they would receive the same disability benefits as offered to all other employees. If either executive is terminated by cause (as defined in their employment agreements) they would receive compensation through date of termination. If either executive is terminated with good reason (as defined in their agreements), they would be entitled to three times the sum of their current annual base salary and all cash bonuses paid to them during the most recent 12-month period ending before the date of termination. If Mr. Scott’s or Mr. Cleveland’s employment is terminated following a change in control (as defined in their agreements), then the Company must pay them a lump-sum amount equal to three times the sum of their current annual base salary and all cash bonuses paid to them during the most recent 12-month period ending before the date of termination, grossed up for applicable personal tax. Mr. Scott and Mr. Cleveland have agreed not to compete with the Company for a period of two years following a termination by them of their respective employment with the Company for any reason other than good reason. Furthermore, Messrs. Scott and Cleveland have agreed not to solicit any customers of the Company or otherwise disrupt any previously established relationship existing between a customer and the Company, following the termination of their respective employment with the Company.

Effective as of October 1, 2006 Mr. Milne entered into an employment agreement with the Agency that provides for a minimum annual salary of $300,000 and an initial term expiring September 30, 2010. Upon the expiration of the initial term, Mr. Milne’s employment will convert to a month-to-month, at-will relationship, otherwise subject to the terms of the agreement that is terminable by either the Agency or Mr. Milne, upon 90 days’ prior written notice. Under the employment agreement, Mr. Milne is entitled to participate in or receive benefits under any employee benefit plan or fringe benefit arrangement made available to similarly situated employees of the Agency. If the proposed sale of essentially all of the assets of the Agency is approved by stockholders at the special meeting on May 23, 2007, Mr. Milne’s employment and employment agreement will be terminated as described in the proxy for the special meeting.

Grants of Plan-Based Awards

The following table details grants of awards made to Named Executive Officers during the fiscal year ended December 31, 2006:

Grants of Plan Based Awards
Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Fair Market Value of Restricted Stock Awards

		Threshold	Target	Maximum
		($)(1)	($) (2)	($)(3)				($) (4)
Gregory K. Cleveland				206,250	-	-	-	-
Tracy Scott				187,500	-	-	-	-
Timothy J. Franz	8/31/2006			105,500	5,000	-	-	59,500
Neil Brozen				0	-	-	-	-
Richard W. Milne Jr.				225,000	-	-	-	-
E. Thomas Welch	8/31/2006			150,000	7,500	-	-	89,250

(1)
Per the 2006 Non-Commissioned Executive Incentive Plan (“The Plan”), the Company had to achieve net earnings of $5.4 million, for the year ended December 31, 2006, in order for any incentive pay to be awarded. No incentive pay was awarded in 2006.

(2)	There was no specific targeted bonus amount. Any bonuses were contingent upon achieving certain performance criteria, including earnings and a combination of eight other key performance indicators.

(3)	The maximum amount that could be earned was equal to 75% of the executive’s 2006 salary.

(4)
The value of the restricted stock award is based on the closing price of the Common Stock on the date of grant. Mr. Franz’s restricted stock vests in three equal installments; on December 31, 2007, December 31, 2008 and December 31, 2009. On December 31, 2006, 3,750 shares of Mr. Welch’s restricted stock vested; 3,700 shares vest on December 31, 2007 and 50 shares vest on April 12, 2008.

Outstanding Equity Awards

The following table contains information concerning the outstanding equity awards held by each of the Named Executive Officers, as of December 31, 2006.

Outstanding Equity Awards At December 31, 2006
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Gregory K. Cleveland	24,000	-	17.00	1/2/2008	-	-
	24,000	-	5.94	1/5/2011	-	-
Tracy Scott	12,000	-	17.00	1/2/2008	-	-
	8,000	-	5.94	1/5/2011	-	-
Timothy J. Franz	-	-	-	-	5,000	64,700
Neil Brozen	-	-	-	-	-	-
Richard W. Milne Jr.	-	-	-	-	-	-
E. Thomas Welch	-	-	-	-	3,750	48,375

(1)
Mr. Franz’s stock vests in three equal installments; on December 31, 2007, December 31, 2008 and December 31, 2009. Mr. Welch’s stock vests on December 31, 2007 (3,700 shares) and April 12, 2008 (50 shares).

(2)	The value of the restricted stock award is based on the closing price of the Common Stock on December 31, 2006.

Options Exercised and Stock Vested

The following table contains information concerning options exercised and the vesting of restricted stock by the Named Executive Officers during 2006.

Options Exercised and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired or Exercised	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Gregory K. Cleveland	-	-	-	-
Tracy Scott	-	-	-	-
Timothy J. Franz	-	-	-	-
Neil Brozen	-	-	-	-
Richard W. Milne Jr.	-	-	-	-
E. Thomas Welch(1)	-	-	3,750	48,525

(1) Shares vested on December 31, 2006.

Pension Benefits

The Company does not have a pension plan.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company does not have a defined contribution or any other nonqualified deferred compensation plans.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 25, 2007, certain information regarding beneficial ownership of the Common Stock by each stockholder known by BNC to be the beneficial owner of more than 5 percent of the outstanding Common Stock. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock
Terrence M. Scali 322 East Main Avenue Bismarck, North Dakota 58501	233,882	6.50%
Kenneth H. Johnson 1331 South Federal Chicago, Illinois 60605	382,982	10.64%
Financial Stocks Capital Partners IV, L.P. 507 Carew Tower 441 Vine Street Cincinnati, Ohio 45202	337,500	9.37%

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned as of April 25, 2007 by our directors, our Named Executive Officers, and all of our directors and executive officers as a group. The information in the table is based on our review of filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless stated otherwise.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock
Gregory K. Cleveland	132,137	(2),(3)	3.67%
Tracy Scott	139,920	(1),(2)	3.89%
Timothy J. Franz	5,000	(2)	*
Neil Brozen	3,988	(1)	*
Richard W. Milne Jr.	137,732	(1)	3.82%
E. Thomas Welch	7,282	(2)	*
Gaylen Ghylin	7,500		*
Richard M. Johnson Jr.	7,150	(2)	*
Mark W. Sheffert	0		*
Jerry R. Woodcox	8,312	(2),(4)	*
Stephen H. Roman	0		*
BNC National Bank, as Trustee (the Trustee") of the BNCCORP. INC. 401(k) Savings Plan	168,998	(5)	*
All directors and executive officers as a group (15 persons)	521,463		14.48%

*Less than 1 percent.

(1)
Includes the following number of shares allocated to such individual’s account as of April 25, 2007 under the Company’s 401(k) Savings Plan: Mr. Scott (24,046), Mr. Milne (3,950), Mr. Brozen (106), and all directors and executive officers as a group (34,859).

(2)
Includes shares that may be acquired within 60 days through exercise of stock options: Mr. Scott (20,000), Mr. Cleveland (48,000), Mr. Johnsen (650), Mr. Woodcox (650) and all directors and executive officers as a group (85,400).

(3)	Includes 78,480 shares owned by Mr. Cleveland’s wife.

(4)	Includes 2,266 shares owned by Mr. Woodcox’s wife.

(5)	Each participant of the Company’s 401(k) Savings Plan is entitled to direct the Trustee as to the manner in which to vote the shares allocated to the participant’s account.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee was comprised solely of independent, non-employee directors and none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires BNC’s executive officers, directors, and 10% stockholders to file reports of ownership and changes in ownership with the SEC. To the best of our knowledge, all required forms were timely filed with the SEC during 2006 except for a Form 4 filed on May 11, 2006 on behalf of Mr. Welch in which three transactions were reported late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The executive officers and directors of BNC and members of their immediate families and businesses in which they hold controlling interests are customers of BNC National Bank (the “Bank”), and it is anticipated that such parties will continue to be customers of the Bank in the future. All outstanding loans and extensions of credit by the Bank to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unaffiliated persons, and in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, the aggregate balance of the Bank’s loans and advances under existing lines of credit to these parties, which exceeded $120,000, were $1.3 million and $2.5 million at December 31, 2006 and 2005, respectively. During 2006, there was one loan in the amount of $1.0 million that was originated and subsequently sold.

In 2006 Manchester Companies, Inc. was paid $242,095 by BNCCORP and $58,257 by BNC National Bank for consulting services. Mr. Sheffert is the controlling shareholder, chairman and chief executive officer of Manchester Companies, Inc.

AVAILABILITY OF FORM 10-K

A copy of the Company’s Annual Report on Form 10-K (including exhibits) for the fiscal year ended December 31, 2006, as filed with the SEC, is available without charge upon written request to:

Annette Eckroth
Secretary
BNCCORP, INC.
322 East Main Avenue
Bismarck, ND 58501

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company. The solicitation will be primarily by mail. In addition to the use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries may solicit proxies by telephone, e-mail or personal interview without additional remuneration therefore. The Company will reimburse banks, brokerage houses and other institutions, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Regardless of the number of shares you hold, it is important that your Common Stock be represented at the Annual Meeting in order that the presence of a quorum can be secured. If you are unable to attend the Annual Meeting, you are urged to date and sign your proxy or voting instruction card and return it without delay in the enclosed addressed envelope.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another stockholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify your broker if your shares are held in a brokerage account. The Company promptly will deliver to a stockholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the stockholder’s written or oral request directed to Secretary at (701) 250-3040, BNCCORP, Inc., 322 East Main Avenue, Bismarck, North Dakota 58501

2008 STOCKHOLDER PROPOSALS

Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2008 annual meeting of BNC, pursuant to regulations of the SEC, must forward such proposals to the Secretary of BNC at the address listed on the first page of this Proxy Statement in time to arrive at BNC prior to January 16, 2008.

Our bylaws require that stockholders who wish to bring any matter before a meeting of the stockholders must give written notice of their intent to our secretary not more than 150 days and not less than 120 days in advance of the first anniversary of the date on which the company’s proxy statement for the preceding year’s meeting was mailed to stockholders.

For our 2008 annual meeting, a stockholder’s notice must be received by our secretary, at the address listed on the first page of this proxy statement, on or after December 17, 2007, but no later than January 16, 2008. The notice must give the following information with respect to any business the stockholder wishes to bring before the meeting: the name and address of the stockholder proposing the business, as they appear on BNC’s stock records; class and number of shares of BNC Common Stock which the stockholder holds of record or beneficially, the dates upon which such shares were acquired, and documentary support for a claim of beneficial ownership; a copy of the proposal and supporting statement limited to not more than an aggregate of 500 words; and any material interest of the stockholder in the business.

By Order of the Board of Directors

/s/ Annette Eckroth
Annette Eckroth
Secretary
Bismarck, North Dakota
May 15, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BNCCORP, INC.

The undersigned hereby appoints Tracy J. Scott and Richard M. Johnsen, Jr., or each of them, as proxies, each with full power of substitution, to vote all of the shares of Common Stock, par value $.01 per share, of BNCCORP, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 20, 2007 at 10:00 A.M., Central Daylight Time, and at any adjournments thereof, upon the following matters set forth in the notice of such meeting.

The Board of Directors recommends a vote FOR the nominees listed below.

1.	Election of Directors.

[ ] FOR THE NOMINEES LISTED BELOW

[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL EXCEPT (SEE INSTRUCTIONS BELOW)

Gregory K. Cleveland
Stephen H. Roman
Tracy J. Scott

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “FOR ALL
EXCEPT” and strike a line through the nominee’s name above.

The Board of Directors recommends a vote FOR Proposal 2 listed below.

2.	Appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007.

[ ] FOR  [ ] AGAINST   [ ] ABSTAIN

3.	In their discretion, to transact such other business as may properly come before the annual meeting and any adjournments thereof.

(Please See Reverse Side)

This Proxy, when properly executed, will be voted as specified above. If no directions are given, this Proxy will be voted FOR the nominees listed on this proxy card and FOR Proposal 2

Signature of Stockholder:  Date:

Signature of Stockholder:  Date:

Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label to the left. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Please mark, sign, date and return this proxy promptly using the enclosed envelope.